UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

vTv Therapeutics Inc.
(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a–101) per Item 1 of this Schedule and Exchange Act Rules 14c–5(g) and 0–11.

VTV THERAPEUTICS INC.
3980 Premier Drive, Suite 310
High Point, North Carolina 27265

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
BY HOLDERS OF A MAJORITY OF THE AGGREGATE VOTING POWER
OF ALL OUTSTANDING SHARES OF CAPITAL STOCK OF VTV THERAPEUTICS INC.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
To the Stockholders of vTv Therapeutics Inc.:
This notice and the accompanying Information Statement are being furnished to the stockholders of record, as of the close of business on September 11, 2023 (the “Record Date”), of Class A common stock, par value $0.01 per share (“Class A common stock”) and Class B common stock, par value $0.01 per share (“Class B common stock”) of vTv Therapeutics Inc., a Delaware corporation (“we,” "our" or the “Company”),
The accompanying Information Statement is being furnished to inform you of action taken by written consent on September 13, 2023 (the “Written Consent”), by the holders of a majority of the voting power of the Company’s issued and outstanding capital stock entitled to vote thereon (the “Consenting Stockholders”), approving an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s Class A common stock and Class B common stock by a ratio of any whole number in the range of 1-for-10 to 1-for-40, with such ratio to be determined in the discretion of the Company’s Board of Directors (the “Board”) and with such action to be effected at such time and date, if at all, as determined by the Board on or prior to December 31, 2023 (the “Reverse Stock Split”).
As of the close of business on the Record Date, the Consenting Stockholders together owned an aggregate of 36,519,212 shares of Class A common stock and 23,084,267 shares of Class B common stock, representing approximately 57.0% of the voting power of the Company’s issued and outstanding capital stock, on a combined basis.
The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”) and Section 2.13 of the Company’s Second Amended and Restated By-laws (the “By-laws”). In accordance with Rule 14c-2 under the Exchange Act, the actions described herein will become effective no earlier than the 20th calendar day after the date on which the Information Statement has been provided to the Company’s stockholders. This notice and the accompanying Information Statement are being mailed on or about September 25, 2023, to the Company’s stockholders of record as of the Record Date.
The Written Consent that we have received approving the actions described herein constitutes the only stockholder approval required under DGCL, the Certificate of Incorporation, and the By-laws. Accordingly, the Reverse Stock Split will not be submitted to the other stockholders of the Company for a vote. The Board is not soliciting your proxy or consent in connection with the Reverse Stock Split and no proxies or consents are being requested from stockholders. Any proxies or consents provided will be disregarded and have no effect.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
By Order of the Board of Directors of vTv Therapeutics Inc.
/s/ Paul Sekhri
Director, President and Chief Executive Officer
High Point, North Carolina
Dated:  September [•], 2023

VTV THERAPEUTICS INC.
3980 Premier Drive, Suite 310
High Point, North Carolina 27265
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

ABOUT THIS INFORMATION STATEMENT
General
    This Information Statement is being furnished by vTv Therapeutics Inc., a Delaware corporation (“we,” or the “Company”), in connection with action taken by written consent on September 13, 2023 (the “Written Consent”), by the holders of a majority of the voting power of the Company’s issued and outstanding capital stock entitled to vote thereon (the “Consenting Stockholders”), approving an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), and the Company’s Class B common stock, par value $0.01 per share (the “Class B common stock”), by a ratio of any whole number in the range of 1-for-10 to 1-for-40, with such ratio to be determined in the discretion of the Company’s Board of Directors (the “Board”) and with such action to be effected at such time and date, if at all, as determined by the Board on or prior to December 31, 2023 (the “Reverse Stock Split”).
On September 13, 2023, the Consenting Stockholders, who together owned, as of the close of business on September 11, 2023 (the “Record Date”), an aggregate of 36,519,212 shares of Class A common stock and 23,084,267 shares of Class B common stock, representing approximately 57.0% of the voting power of the Company’s issued and outstanding capital stock, executed and delivered to the Company the Written Consent approving the Amendment to effect the Reverse Stock Split. The “Consenting Stockholders,” which are our controlling stockholders, are, collectively, the following affiliates of Ronald O. Perelman: The ROP Revocable Trust dated January 9, 2018, MacAndrews & Forbes Incorporated, MacAndrews & Forbes LLC, MacAndrews & Forbes Group LLC, MFV Holdings One LLC, M&F TTP Holdings LLC, M&F TTP Holdings Two LLC and RLX Holdings One LLC.
The form of Amendment is attached to this Information Statement as Appendix A.
The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”) and Section 2.13 of the Company’s Second Amended and Restated By-laws (the “By-laws”). In accordance with Rule 14c-2 under the Exchange Act, the actions described herein will become effective no earlier than the 20th calendar day after the date on which this Information Statement has been provided to the Company’s stockholders. The Information Statement is being mailed on or about September 25, 2023, to the Company’s stockholders of record as of the close of business on the Record Date.

Vote Required
As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of at least a majority of the voting power of the Company’s issued and outstanding capital stock entitled to vote thereon, we are not seeking any consent, authorization or proxy from you.
Section 228 of the “DGCL”, Section 7.1 of the Certificate of Incorporation, and Section 2.13 of the Company’s “By-laws” provide that any action required or permitted to be taken by the stockholders of the Company may be effected by the consent in writing of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Certificate of Incorporation, approval of the Reverse Stock Split requires the vote of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote, voting together as a single class.
Pursuant to the Certificate of Incorporation, holders of the Company’s Class A common stock are entitled to one vote per share of Class A common stock and holders of the Company’s Class B common stock are entitled to one vote per share of Class B common stock on all matters on which stockholders generally are entitled to vote. As of the close of business on the Record Date, 81,483,600 shares of Class A common stock and 23,093,860 shares of Class B common stock were issued and outstanding. As of the close of business on the Record Date, the Consenting Stockholders together owned an aggregate of 36,519,212 shares of Class A common stock and 23,084,267 shares of Class B common stock, with such shares representing approximately 57.0% of the voting power of the Company’s issued and outstanding capital stock, on a combined basis. Accordingly, the Written Consent executed and delivered to the Company by the Consenting Stockholders pursuant to Section 228 of the DGCL, Section 7.1 of the Certificate of Incorporation, and Section 2.13 of the By-laws is sufficient to approve the Reverse Stock Split without any further stockholder vote or other action.

Notice Pursuant to Section 228(e) of the DGCL and Section 2.13 of the By-laws
Pursuant to Section 228(e) of the DGCL and Section 2.13 of the By-laws, the Company is required to provide prompt notice of the taking of a corporate action by written consent to stockholders of the Company as of the Record Date who have not consented in writing to such action and who would have been entitled to notice of the meeting if the action had been taken at a meeting. This Information Statement serves as the notice required by Section 228(e) of the DGCL and Section 2.13 of the By-laws.

No Dissenter’s Rights of Appraisal
None of the DGCL, the Certificate of Incorporation or the By-laws provides for dissenters’ rights of appraisal in connection with the Reverse Stock Split.

Expenses
We will bear all expenses in connection with the distribution of this Information Statement.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK
On September 6, 2023, the Board approved, and recommended that the stockholders of the Company entitled to vote thereon, approve, via written consent, the Amendment to the Certificate of Incorporation to effect a reverse stock split of the issued and outstanding Class A common stock and Class B common stock, by a ratio of any whole number in the range of 1-for-10 to 1-for-40, with such ratio to be determined at the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board on or prior to December 31, 2023. On September 13, 2023, the Consenting Stockholders (i.e., the holders of a majority of the voting power of the Company’s issued and outstanding capital stock entitled to vote thereon) approved the Reverse Stock Split by means of the Written Consent.
The same ratio will be used to effect a reverse stock split of both the Class A common stock and the Class B common stock; accordingly, all stockholders will be affected by the Reverse Stock Split uniformly. The Reverse Stock Split will not change the number of authorized shares of Class A common stock or Class B common stock, the terms of the Company’s common stock or the relative voting power of the Company’s stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of the Company’s common stock will materially increase and will be available for reissuance by the Company.
The Board has the authority, but not the obligation, to elect, in its sole discretion, without further action on the part of its stockholders and as it determines to be in the Company’s and its stockholders’ best interest, to effect the Reverse Stock Split and, if so, to select the Reverse Stock Split ratio from within the approved range of ratios described above, each ratio within such range having been approved by the Consenting Stockholders. The Company believes that enabling the Board to decide whether and when to effect the Reverse Stock Split and to set the ratio within the stated range without further action by the Company’s stockholders will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for its stockholders. In making these decisions, the Board may consider, among other things, factors such as:
•the continued listing requirements of the Nasdaq Capital Market, including the requirement that, subject to limited exceptions, listed companies maintain a minimum bid price of at least $1.00;
•the number of outstanding shares of the Company’s common stock;
•the historical trading price and trading volume of the Class A common stock;
•the then-prevailing trading price and trading volume of the Class A common stock and the anticipated impact of the Reverse Stock Split on the trading market for the Class A common stock;
•the anticipated impact of a particular ratio on the Company’s ability to reduce administrative and transactional costs; and
•prevailing general market and economic conditions.
If the Board determines to effect the Reverse Stock split, the Company will file the Amendment with the Delaware Secretary of State. The effective time of the Reverse Stock Split (the “Effective Time”), if effected, will be the date and time on which the Amendment is filed with the Delaware Secretary of State (subject to any specific future time and date of effectiveness stated therein) in accordance with Section 103 of the DGCL, but in no case will the Effective Time be earlier than the 20th calendar day after the date on which this Information Statement has been provided to the Company’s stockholders.
This description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Appendix A to this Information Statement and incorporated herein by reference. You are strongly encouraged to read the actual text of the Amendment. The proposed Amendment is subject to revision for such changes as may be required by the DGCL and any other changes consistent with the approved terms of the Reverse Stock Split, as approved by the Board and the Consenting Stockholders, that the Company may deem necessary or appropriate.
If the Reverse Stock Split is effected by the Board, no fewer than 10 and no more than 40 shares of issued and outstanding Class A common stock, as determined by the Board, will be combined into one share of Class A common stock; and shares of issued and outstanding Class B common stock will be combined at the same ratio. No fractional shares will be issued in the Reverse Stock Split. Accordingly, any fractional share of common stock to which a holder is entitled resulting from of the Reverse Stock Split will be rounded up to the nearest whole share of common stock. See the section below titled “Fractional Shares” for more information. The Amendment, if effected, will include only the reverse stock split ratio determined by the Board to be in the best interest of the Company and its stockholders and all the other ratios within the range approved by the Consenting Stockholders will be abandoned.
Whether or not the Amendment is filed and the exact timing of the filing of the Amendment that will effect the Reverse Stock Split will be determined by the Board in its sole discretion. At any time prior to the effectiveness of the filing of the Amendment with the Delaware Secretary of State, notwithstanding authorization of the Amendment by the Company’s stockholders, the Board may abandon the Amendment without further action by the Company’s stockholders. If the Board does not effect the Reverse Stock Split prior to December 31, 2023, the Board will abandon the Reverse Stock Split.

Reasons for the Reverse Stock Split
Nasdaq Listing Requirements
The Company believes the Reverse Stock Split is in the Company’s and its stockholders’ best interest, primarily because it may increase the per share trading price of the Class A common stock and enable continued listing on the Nasdaq Capital Market under the symbol “VTVT.”
As previously disclosed, on December 22, 2022, the Company received notice from the Nasdaq Stock Market, LLC (“Nasdaq”) that the Company was not in compliance with the continued listing standard set forth in Nasdaq Rule 5550(a)(2) because the closing bid price of the Company’s Class A common stock was below $1.00 per share for 30 consecutive business days and that the Company had 180 calendar days to regain compliance with Nasdaq’s minimum bid price requirement (the “Minimum Bid Requirement”).
Also, as previously disclosed, on June 21, 2023, the Company received notice from Nasdaq that because the Company had not satisfied the Minimum Bid Requirement within the initial 180-day compliance period, the Class A common stock would be delisted from the Nasdaq Capital Market at the opening of business on June 30, 2023, unless the Company requested a hearing before the Nasdaq Hearings Panel. On June 22, 2023, the Company requested a hearing to appeal the delisting determination. Nasdaq set a hearing date of August 17, 2023, and offered the Company an expedited review process. The Company submitted a required questionnaire on June 28, 2023, which included the representation that, if necessary, the Company will effect a reverse stock split on or before November 22, 2023, to regain compliance with the Minimum Bid Requirement. On July 17, 2023, the Company received notice from Nasdaq that, based upon the completed questionnaire and the expedited review process, it had approved the Company’s request to extend the period to regain compliance with the Minimum Bid Requirement until December 18, 2023. Nasdaq noted that the extension was based upon the Company’s representation that it would complete a reverse stock split no later than November 22, 2023, and that the Company would obtain stockholder approval for such a reverse stock split on or before October 30, 2023.
To regain compliance with the Minimum Bid Requirement, the Class A common stock must have a closing bid price of at least $1.00 for 10 consecutive business days. Failure to regain compliance during this period could result in delisting. In addition, any delisting may cause the Class A common stock to be subject to “penny stock” regulations promulgated by the Securities and Exchange Commission (the “SEC”). Under such regulations, broker-dealers would be required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of Class A common stock. If the Class A common stock becomes subject to these regulations, the market price of the Class A common stock and the liquidity thereof would be materially and adversely affected. Absent other factors, the Company believes that reducing the number of outstanding shares of Class A common stock is a potentially effective means to increase the per share market price of the Class A common stock.
If the Class A common stock is delisted from the Nasdaq Capital Market, the Company believes that the Class A common stock would likely be eligible to be quoted over the counter on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered not to be as efficient as, and not as broad as, the Nasdaq. Selling shares of Class A common stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event the Class A common stock is delisted, broker-dealers would have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Class A common stock, further limiting the liquidity of the Class A common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Class A common stock.
A delisting from the Nasdaq Capital Market and continued or further declines in the price of the Class A common stock could also greatly impair the Company’s ability to raise or access additional necessary capital through equity or debt financing, or use shares for business development or other corporate initiatives, and could significantly increase the ownership dilution to stockholders caused by the issuance of equity in financing or other transactions.
The Board believes that the proposed Reverse Stock Split would be a potentially effective means for the Company to facilitate compliance with the Minimum Bid Requirement and to avoid the consequences of the Class A common stock being delisted from the Nasdaq Capital Market by producing the immediate effect of increasing the bid price of the Class A common stock.

General Investment Considerations
Additionally, the Company believes that the Reverse Stock Split, if effected, could make the Class A common stock more attractive to a broader range of institutional and other investors, as the Company has been advised that the current market price of the Class A common stock may affect its acceptability to certain institutional investors and other members of the investing public. In particular, many brokerage houses, institutional investors and investment funds have internal policies and practices that may prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Moreover, because brokers’ commissions on low-priced stocks generally represent a relatively high percentage of the stock price, transaction costs would represent a higher percentage of total share value, which could result in decreased trading volume and increased volatility in the trading price of the Class A common stock. The Company believes that the Reverse Stock Split could make the Class A common stock a more attractive and cost-effective investment for many investors, which could enhance the liquidity of the Class A common stock.

Risks and Potential Disadvantages Associated with a Reverse Stock Split
The Board believes that the Reverse Stock Split is a potentially effective means to increase the per share market price of the Class A common stock and thus enable compliance with Nasdaq’s Minimum Bid Requirement. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including the following:
•The Board cannot predict the effect of a reverse stock split upon the market price for the Class A common stock, and the success of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Recently, the market price of the Class A common stock has declined substantially, and the equity markets have experienced and continue to experience substantial volatility due to, among other factors, volatility in the financial sector, the COVID-19 global pandemic and the war in Ukraine. The principal purpose of the Reverse Stock Split would be to increase the trading price of the Class A common stock to meet the Minimum Bid Requirement. However, the effect of the Reverse Stock Split, if effected, on the market price of the Class A common stock cannot be predicted with any certainty, and the Company cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. Even if the Reverse Stock Split has a positive effect on the market price for the Class A common stock, performance of the Company’s business and financial results, general economic conditions and the market perception of the Company’s business, and other adverse factors which may not be in the Company’s control, could lead to a decrease in the price of the Class A common stock following the Reverse Stock Split.
•Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of brokerage houses, institutional investors or investment funds. Further, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business, may adversely affect the interest of new investors in the Class A common stock. As a result, the trading liquidity of the Class A common stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.
•Even if the Reverse Stock Split does result in an increased market price per share of the Class A common stock, the market price per share following such Reverse Stock Split may not increase in proportion to the reduction of the number of shares of Class A common stock outstanding before the implementation of the Reverse Stock Split. Accordingly, even with an increased market price per share, the total market capitalization of the shares of Class A common stock after the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split. Also, even if there is an initial increase in the market price per share of the Class A common stock after the Reverse Stock Split, the market price many not remain at that level due to factors described in this Information Statement or other factors, including the risks described in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated in reports the Company subsequently files with the SEC.
•If the Reverse Stock Split is effected and the market price of the Class A common stock then declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split due to decreased liquidity in the market for the Class A common stock. Accordingly, the total market capitalization of the Class A common stock following the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split.

Effects of the Reverse Stock Split
The principal result of the Reverse Stock Split will be to decrease proportionately the number of outstanding shares of Class A common stock and Class B common stock based on the reverse stock split ratio determined by the Board within the approved range of 1-for-10 and 1-for-40. The Class A common stock is currently registered under Section 12 of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Reverse Stock Split would not affect the registration of the Class A common stock under the Exchange Act. Following the Reverse Stock Split, if the Company meets the Minimum Bid Requirement, it is expected that the Class A common stock would continue to be listed on the Nasdaq Capital Market under the symbol “VTVT.” Following the Reverse Stock Split, the Class A common stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify equity securities. Stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.
The Class B common stock is neither registered under the Exchange Act nor listed on a stock exchange.
The actual number of shares issued after giving effect to the Reverse Stock split, if effected, would depend on the reverse stock split ratio that is ultimately selected by the Board. The Reverse Stock Split would affect all holders of the Company’s common stock uniformly and would not affect any stockholder’s percentage ownership interest or proportionate voting power in the Company, except that, as described below in the section titled “Fractional Shares,” any fractional share of common stock to which a holder is entitled as a result of the Reverse Stock Split would be rounded up to the nearest whole share of common stock.
If effected, the Reverse Stock Split may result in some stockholders owning “odd lots” of fewer than 100 shares of Class A common stock or Class B common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
Depending on the ratio for the Reverse Stock Split determined by the Board, a minimum of 10 and a maximum of 40 shares of existing Class A common stock would be combined into one new share of Class A common stock, and a minimum of 10 and a maximum of 40 shares of existing Class B common stock would be combined into one new share of Class B common stock. The table below shows, as of September 11, 2023, the number of outstanding shares of Class A common stock and Class B common stock that would result from the listed hypothetical reverse stock split ratios (without giving effect to rounding for fractional shares):

	Current	After Reverse Stock Split if 1-for-10 Ratio is Selected	After Reverse Stock Split if 1-for-20 Ratio is Selected	After Reverse Stock Split if 1-for-30 Ratio is Selected	After Reverse Stock Split if 1-for-40 Ratio is Selected
Class A common stock	81,483,600	8,148,360	4,074,180	2,716,120	2,037,090
Class B common stock	23,093,860	2,309,386	1,154,693	769,795	577,347
Although the Reverse Stock Split will not have any dilutive effect on the Company’s stockholders, since the Reverse Stock Split will not change the number of authorized shares of Class A common stock or Class B common stock, it would reduce the proportion of shares owned by the Company’s existing stockholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. The Board from time to time may deem it to be in the best interest of the Company and its stockholders to enter into transactions and other ventures that may include the issuance of shares of common stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of the Company’s existing stockholders may be greater than would occur had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require stockholder approval, and the Board generally seeks approval of its stockholders in connection with a proposed issuance only if required at that time.
A reverse stock split would not have any effect on the number of authorized shares of the Company’s preferred stock, par value of $0.01 per share, which would remain at 50,000,000 shares. Currently no shares of preferred stock are outstanding.
Simultaneously with the effective time of the Reverse Stock Split, vTv Therapeutics LLC (the direct subsidiary of vTv Therapeutics Inc.) will effectuate a corresponding combination of its units of LLC interest. As a result, pursuant to the Exchange Agreement, dated as of dated July 29, 2015, among vTv Therapeutics LLC, vTv Therapeutics Inc. and vTv Therapeutics Holdings, Inc. (the “Exchange Agreement”), each unit of LLC interest in vTv Therapeutics LLC, together with one share of Class B common stock, will remain exchangeable for one share of Class A common stock.
The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act. The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

Fractional Shares
No fractional shares will be issued in the Reverse Stock Split. If the Reverse Stock Split is effected, each fractional share of Class A common stock or Class B common stock, as applicable, will be rounded up to the nearest whole share of Class A common stock or Class B common stock, respectively. Accordingly, stockholders of the Company who otherwise would be entitled to receive a fractional share of common stock in the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead automatically be entitled to receive one whole additional share of Class A common stock or Class B common stock, as applicable. Because any fractional shares will be rounded up to the next nearest whole share, any reverse stock split is not expected to affect the number of holders of the Company’s common stock.

Potential Anti-takeover Effects of the Reverse Stock Split
Although the Reverse Stock Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of Class A common stock and Class B common stock following the Reverse Stock Split, and thus could facilitate future attempts by the Company to oppose changes in control of the Company and perpetuate the Company's management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect the Company's business or the trading price of the Class A common stock.

Effect of the Reverse Stock Split on Equity Incentive Plans, Options, and Warrants.
Based upon the reverse stock split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, and warrants entitling the holders to purchase, shares of Class A common stock. This would result in approximately the same aggregate price being required to be paid under such options or, warrants, and approximately the same value of shares of Class A common stock being delivered upon such exercise, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based upon the reverse stock split ratio determined by the Board, subject to rounding for fractional shares or the payment of cash in fractional shares, in accordance with the terms of the applicable equity incentive plan, stock option grant or warrant, as the case may be.

Accounting Matters
Pursuant to the Reverse Stock Split, the par value of our Class A common stock and Class B common stock each will remain $0.01 per share. As a result of the Reverse Stock Split, upon the effectiveness of the Amendment, the stated capital on the Company’s balance sheet attributable to the Class A common stock and Class B common stock, respectively, will be reduced to the aggregate par value of the issued shares of such class, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced, if any. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.
Also, if the Reverse Stock Split is effected, reported per share net income or loss would be higher because there will be fewer shares of the Company’s common stock outstanding. The Reverse Stock Split would be reflected retroactively for all periods presented in the Company’s financial statements. The Company does not anticipate that any other material accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, would arise as a result of the Reverse Stock Split.

Procedures
The Reverse Stock Split, if effected, would become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. Following are descriptions of how the Reverse Stock Split would be effected for beneficial holders, registered book entry holders, and certificated holders.
Beneficial Holders of Common Stock
Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker or other agent in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers and other agents would be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of Class A common stock or Class B common stock in street name. However, these banks, brokers and other agents may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of Class A common stock or Class B common stock with a bank, broker other agent and who have any questions in this regard are strongly encouraged to contact their banks, brokers or other agents for more information.
Registered “Book-Entry” Holders of Common Stock
Certain registered holders of Class A common stock and Class B common stock may hold some or all their shares electronically in book-entry form with Equiniti Trust Company, LLC (“EQ”), the Company’s transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Class A common stock or Class B common stock, as applicable. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If the Reverse Stock Split is effected, stockholders who hold shares electronically in book-entry form with EQ will not need to take action to receive whole shares of post-Reverse Stock Split common stock as the exchange will be automatic.

Holders of Certificated Shares of Common Stock
If the Reverse Stock Split is effected, stockholders holding shares of Class A common stock or Class B common stock in certificated form would be sent instructions by EQ after the effective time of the Amendment indicating how a stockholder should surrender their certificate(s) representing shares of Class A common stock or Class B common stock (the “Old Certificates”) to EQ in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Class A common stock or Class B common stock, as applicable (the “New Certificates”). No New Certificates would be issued to a stockholder until such stockholder has surrendered all Old Certificates to EQ in accordance with its instructions. No stockholder would be required to pay a transfer or other fee to exchange their Old Certificates. Stockholders would then receive one or more New Certificate(s) representing the number of whole shares of Class A common stock or Class B common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, the Company would deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Class A common stock or Class B common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on it, the New

Certificate would be issued with the same restrictive legend that is on the Old Certificate. If the Reverse Stock Split is effected, the Company expects that EQ would act as the exchange agent for purposes of implementing the exchange of stock certificates. No service charges would be payable by holders of shares of common stock in connection with the exchange of certificates. The Company would bear all such expenses.
STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S). STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) FOR EXCHANGE UNLESS AND UNTIL REQUESTED TO DO SO, AND THEN STOCK CERTIFICATES SHOULD BE SUBMITTED ONLY IN THE MANNER INSTRUCTED. STOCK CERTIFICATES SHOULD NOT BE SUBMITTED DIRECTLY TO THE COMPANY.

Certain Federal Income Tax Consequences of the Reverse Stock Split
The following describes the material U.S. federal income tax considerations of a reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of the Company’s Class A common stock or Class B common stock if the Reverse Stock Split is effected. This description is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this section. No ruling from the U.S. Internal Revenue Service has been or will be requested in connection with the Reverse Stock Split.
No attempt has been made to comment on all U.S. federal income tax consequences of a reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who are subject to the alternative minimum tax provisions of the Code; (iii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iv) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction,” “synthetic security,” integrated investment or any risk reduction strategy; (v) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (vi) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vii) who hold their shares through individual retirement or other tax-deferred accounts; (viii) whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code; or (ix) who have a functional currency for U.S. federal income tax purposes other than the U.S. dollar.
In addition, the following discussion does not address the tax consequences of a reverse stock split under state, local and foreign tax laws. The discussion assumes that for U.S. federal income tax purposes, the Reverse Stock Split would not be integrated or otherwise treated as part of a unified transaction with any other transaction. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of the Company’s common stock who is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any subdivision thereof; (iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
HOLDERS OF THE COMPANY’S COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF A REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

•The company would recognize no gain or loss as a result of the Reverse Stock Split.
•A U.S Holder who receives solely a reduced number of shares of common stock pursuant to the Reverse Stock Split would recognize no gain or loss, other than in respect of a fractional share that is rounded up to a full share.
•A U.S Holder basis in the U.S. Holder's post-Reverse Stock Split shares of common stock would be equal to the aggregate tax basis of such U.S Holder’s pre-Reverse Stock Split shares, increased by any gain recognized in respect of a fractional share that is rounded up to a full share.
•The holding period of the common stock received in the Reverse Stock Split would include the holding period of the pre-Reverse Stock Split shares exchanged.
•For purposes of the above discussion of the basis and holding periods for shares of common stock received in the Reverse Stock Split, U.S Holders who acquired different blocks of common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in the Reverse Stock Split.
•Any gain or loss recognized by a U.S Holder as a result of the Reverse Stock Split would generally be a capital gain or loss and will be long term capital gain or loss if the U.S Holders’s holding period for the shares of common stock exchanged is more than one year.
•Certain of the Company’s U.S Holders may be required to attach a statement to their tax returns for the year in which the Reverse Stock Split is consummated that contains the information listed in applicable Treasury Regulations. All the Company’s U.S Holders are advised and expected to consult their own tax advisors with respect to the applicable reporting requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A common stock as of September 11, 2023, unless otherwise noted below for the following:
•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Class A common stock;
•each of our named executive officers;
•each of our directors; and
•all our executive officers, and directors as a group.
The number of shares of Class A common stock outstanding and the percentage of beneficial ownership are reflect below based on the number of shares of Class B common stock and nonvoting common units of vTv Therapeutics LLC (“vTv Units”) outstanding and after giving effect to the exchange of all outstanding shares of Class B common stock (together with the corresponding vTv Units) into shares of Class A common stock. Pursuant to the Exchange Agreement, vTv Units may, subject to the terms of the Exchange Agreement and the vTv Therapeutics LLC Amended and Restated Limited Liability Company Agreement, be exchanged at any time (along with a corresponding number of shares of Class B common stock) with vTv Therapeutics LLC for shares of our Class A common stock on a one-for-one basis, or for cash, at our option (as the managing member of vTv Therapeutics LLC).
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Common stock subject to options exercisable on or within 60 days after September 11, 2023, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o vTv Therapeutics Inc., 3980 Premier Drive, Suite 310, High Point, North Carolina 27265.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Paul Sekhri	687,500	0.7%
Steven Tuch	—	*
Keith Harris	25,000	*
Fahed Al Marzooqi	25,000	*
Jonathan Isaacsohn	—	*
John A. Fry (1)	288,077	0.3%
Chandresh Harjivan	25,000	*
Hersh Kozlov (2)	168,878	0.2%
Richard S. Nelson (3)	372,500	0.4%
Howard L. Weiner (4)	173,878	0.2%
All directors and executive officers as a group (10 individuals)	1,765,833	1.7%
5% or Greater Stockholders:
MacAndrews & Forbes (5)	61,427,396	57.7%
G42 Investments AI Holding RSC Ltd (6)	10,386,274	9.9%
Medpace Investors, LLC (7)	5,397,529	5.2%

*    Less than 0.1%.
(1)    Includes 61,000 shares of Class A common stock held directly by Mr. Fry and options to purchase up to 227,077 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of September 11, 2023.
(2)    Includes 25,000 shares of Class A common stock held directly by Mr. Kozlov and options to purchase up to 143,878 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of September 11, 2023,
(3)    Includes 50,000 shares of Class A common stock held directly by Mr. Nelson and 10,000 shares of Class A common stock held of record by Mr. Nelson’s spouse as custodian for a minor child under the Uniform Transfer to Minors Act. Mr. Nelson disclaims beneficial ownership of these shares. Also includes options to purchase up to 312,500 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of September 11, 2023.
(4)    Includes options to purchase up to 173,878 shares of our Class A common stock that are vested and exercisable or will become vested and exercisable within 60 days of September 11, 2023.
(5)    Based solely on the Schedule 13D/A (Amendment No. 44) filed by The ROP Revocable Trust dated 1/9/2018, a New York trust (the “ROP Revocable Trust”), MacAndrews & Forbes Incorporated, a Delaware corporation (“MacAndrews & Forbes”), MacAndrews & Forbes LLC, a Delaware limited liability company (“M&F LLC”), MacAndrews & Forbes Group LLC, a Delaware limited liability company (“M&F Group”), MFV Holdings One LLC, a Delaware limited liability company (“MFV”), M&F TTP Holdings LLC, a Delaware limited liability company (“M&F TTP”), M&F TTP Holdings Two LLC, a Delaware limited liability company (“M&F TTP Two”), and RLX Holdings One LLC (“RLX Holdings One”), with the SEC on June 1, 2022. Consists of: (a) 36,519,212 shares of our Class A common stock held beneficially by MacAndrews & Forbes Group LLC (“M&F Group”), (b) 23,084,267 shares of our Class B common stock that are held directly by M&F Group, (c) 1,823,917 shares of Class A common stock issuable to M&F Group upon exercise of common stock Purchase Warrants held by M&F Group. The number of shares reported above includes 49,713 shares of Class B common stock and corresponding vTv Units that may be deemed to be directly beneficially owned by the Ronald O. Perelman 2013 Trust. Ronald O. Perelman, the sole trustee and sole beneficiary of the ROP Revocable Trust and the director, chairman and chief executive officer of MacAndrews & Forbes, may be deemed to beneficially own all the shares of Class A common stock and Class B common stock beneficially owned by the ROP Revocable Trust, MacAndrews & Forbes, M&F LLC, M&F Group, MFV, M&F TTP, M&F TTP Two and RLX Holdings One. Mr. Perelman disclaims any beneficial ownership of the shares of Class A common stock and Class B common stock, except to the extent of his pecuniary interest therein. The business address of all the entities described in this footnote is 31 East 62nd Street New York, NY 10065.
(6)    Based solely on the Schedule 13D filed by G42 Investment A1 Holdings RSC Ltd. (G42 Investments) and HH Sheikh Tahnoon Bin Zayed A. Al-Nahyan with the SEC on June 10, 2022. As reported, G42 Investments is a wholly owned subsidiary of Group42 Holding, Ltd., which is majority owned by RGH1 Investment SPV RSC Ltd. (Royal Group). HH Sheikh Tahnoon Bin Zayed A. Al-Nahyan, as the beneficial owner of the Royal Group, exercises sole dispositive and voting control of the common stock and is the ultimate beneficial owner of the common stock reported herein. G42 Investments has an address of Office 801, Floor 8, Al Khaten Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. The business address of H Sheikh Tahnoon Bin Zayed A. Al-Nahyan is Office 2458, Floor 24, Al Sila Tower, ADGM, Al Maryah, AbuDhabi, United Arab Emirates
(7)    Based solely on the Schedule 13G filed by Medpace Investors LLC (MPI) and August J. Troendle with the SEC on August 23, 2022. As reported, MPI holds 1,242,980 shares of Class A common stock and CinPax LLC holds 4,154,549 shares of Class A common stock. MPI owns approximately 70% of the outstanding common equity of CinPax and, as such, MPI is deemed to have beneficial ownership of the common stock held by CinPax. August J. Troendle owns a majority of the interests in MPI and may be deemed to have shared voting and investment powers over the shares held and beneficially owned by MPI. Mr. Troendle disclaims beneficial ownership of the shares held or beneficially owned by MPI except to the extent of any pecuniary interest therein. MPI and Mr. Troendle have a business address of 5375 Medpace Way, Cincinnati, OH 45227.
HOUSEHOLDING
The SEC has adopted rules that permit companies to deliver a single copy of stockholder materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Information Statement to you if requested by (i) mailing a request to Attn: Secretary, 3980 Premier Drive, Suite 310, High Point, NC 27265 or (ii) calling (336) 841-0300 or (iii) submit an email request to ir@vtvtherapeutics.com. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

APPENDIX A
FORM OF CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
OF VTV THERAPEUTICS INC.
vTv Therapeutics Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Date (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.The Amended and Restated Certificate of Incorporation, as amended, of the Company as heretofore in effect is hereby amended by amending and restating Section 4.1 thereto to provide in its entirety as follows:

“4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 350,000,000 shares, consisting of: (i) 300,000,000 shares of Common Stock, divided into (a) 200,000,000 shares of Class A Common Stock, with the par value of $0.01 per share (the “Class A Common Stock”) and (b) 100,000,000 shares of Class B Common Stock, with the par value of $0.01 per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Amendment Effective Time”), the shares of the Company’s Class A Common Stock (the “Old Class A Common Stock”) and the shares of the Company’s Class B Common Stock (the “Old Class B Common Stock”), issued and outstanding or held in treasury immediately prior to the Amendment Effective Time will automatically be reclassified by combining such shares into a lesser number of shares such that (i) each [any whole number between 10 and 40] shares of Old Class A Common Stock will, at the Amendment Effective Time, be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock, par value $0.01 per share (the “New Class A Common Stock”), of the Company, and (ii) each [any whole number between 10 and 40] shares of Old Class B Common Stock will, at the Amendment Effective Time, be combined into one validly issued, fully paid and non-assessable share of Class B Common Stock, par value $0.01 per share (the “New Class B Common Stock”), of the Company, in each case, without any further action by the Company or the holder thereof, subject in each case to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of New Class A Common Stock or New Class B Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of New Class A Common Stock or New Class B Common Stock shall be entitled to receive the number of shares of New Class A Common Stock or New Class B Common Stock to which each such stockholder is entitled in connection with the Reverse Stock Split, in each case rounded up to the next whole number. Any stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Class A Common Stock or Old Class B Common Stock will, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Class A Common Stock or New Class B Common Stock, respectively, as such shares of Old Class A Common Stock and Old Class B Common Stock, as applicable, have been combined, subject to the elimination of fractional share interests as described above. As soon as practicable following the Amendment Effective Time, the Company will cause the transfer agent to issue new certificates representing the appropriate number of whole shares of New Class A Common Stock and New Class B Common Stock following the Reverse Stock Split for every one share of Old Class A Common Stock or Old Class B Common Stock, respectively, that is transmitted and held of record as of the Amendment Effective Time.”

2.The forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL, by written consent of the stockholders of the Company in accordance with the provisions of Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer on this [ ] day of [ ], 2023.

VTV THERAPEUTICS INC.

By:
Name:
Title: